SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 5)*

Synchronoss Technologies, Inc.

(Name of Issuer)

Common Stock, $0.0001 par value per share

(Title of Class of Securities)

87157B 10 3

(CUSIP Number)

December 31, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 87157B 10 3	13G	Page 2 of 17 Pages

1.	Names of Reporting Persons Institutional Venture Partners XI, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 0 shares
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 0 shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.0%
12.	Type of Reporting Person (see instructions) PN

(1)	This Amendment No. 5 to the statement on Schedule 13G is filed by Institutional Venture Partners XI, L.P. (“IVP XI”), Institutional Venture Partners XI GmbH & Co. Beteiligungs KG (“IVP XI KG”), Institutional Venture Management XI, LLC (“IVM XI”), Institutional Venture Partners XII, L.P. (“IVP XII”), Institutional Venture Management XII, LLC (“IVM XII”), Todd C. Chaffee (“Chaffee”), Reid W. Dennis (“Dennis”), Norman A. Fogelsong (“Fogelsong”), Stephen J. Harrick (“Harrick”), J. Sanford Miller (“Miller”) and Dennis B. Phelps (“Phelps” together with IVP XI, IVP XI KG, IVM XI, IVP XII, IVM XII, Chaffee, Dennis, Fogelsong, Harrick and Miller, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 87157B 10 3	13G	Page 3 of 17 Pages

1.	Names of Reporting Persons Institutional Venture Partners XI GmbH & Co. Beteiligungs KG
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Germany
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 0 shares
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 0 shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.0%
12.	Type of Reporting Person (see instructions) PN

(1)	This Amendment No. 5 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 87157B 10 3	13G	Page 4 of 17 Pages

1.	Names of Reporting Persons Institutional Venture Management XI, LLC
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 0 shares
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 0 shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.0%
12.	Type of Reporting Person (see instructions) OO

(1)	This Amendment No. 5 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 87157B 10 3	13G	Page 5 of 17 Pages

1.	Names of Reporting Persons Institutional Venture Partners XII, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 1,615,525 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 1,615,525 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,615,525 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 4.0% (3)
12.	Type of Reporting Person (see instructions) PN

(1)	This Amendment No. 5 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The shares are held by IVP XII. IVM XII serves as the sole general partner of IVP XII, and has voting and investment control over the respective shares owned by IVP XII, and may be deemed to own beneficially the shares held by IVP XII. IVM XII however owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XII and share voting and dispositive power over the shares held by IVP XII, and may be deemed to own beneficially the shares held by IVP XII, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XII, except to the extent of their respective pecuniary interests therein.
(3)	This percentage is calculated based upon 40,526,584 shares of the Common Stock outstanding as of October 29, 2013, as disclosed in the Issuer’s most recently filed 10-Q as filed with the Securities and Exchange Commission on November 5, 2013.

CUSIP No. 87157B 10 3	13G	Page 6 of 17 Pages

1.	Names of Reporting Persons Institutional Venture Management XII, LLC
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 1,615,525 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 1,615,525 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,615,525 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 4.0% (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This Amendment No. 5 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The shares are held by IVP XII. IVM XII serves as the sole general partner of IVP XII, and has voting and investment control over the respective shares owned by IVP XII, and may be deemed to own beneficially the shares held by IVP XII. IVM XII however owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XII and share voting and dispositive power over the shares held by IVP XII, and may be deemed to own beneficially the shares held by IVP XII, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XII, except to the extent of their respective pecuniary interests therein.
(3)	This percentage is calculated based upon 40,526,584 shares of the Common Stock outstanding as of October 29, 2013, as disclosed in the Issuer’s most recently filed 10-Q as filed with the Securities and Exchange Commission on November 5, 2013.

CUSIP No. 87157B 10 3	13G	Page 7 of 17 Pages

1.	Names of Reporting Persons Todd C. Chaffee
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 1,615,525 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 1,615,525 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,615,525 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 4.0% (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This Amendment No. 5 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The shares are held by IVP XII. IVM XII serves as the sole general partner of IVP XII, and has voting and investment control over the respective shares owned by IVP XII, and may be deemed to own beneficially the shares held by IVP XII. IVM XII however owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XII and share voting and dispositive power over the shares held by IVP XII, and may be deemed to own beneficially the shares held by IVP XII, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XII, except to the extent of their respective pecuniary interests therein.
(3)	This percentage is calculated based upon 40,526,584 shares of the Common Stock outstanding as of October 29, 2013, as disclosed in the Issuer’s most recently filed 10-Q as filed with the Securities and Exchange Commission on November 5, 2013.

CUSIP No. 87157B 10 3	13G	Page 8 of 17 Pages

1.	Names of Reporting Persons Reid W. Dennis
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 0 shares
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 0 shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.0%
12.	Type of Reporting Person (see instructions) IN

(1)	This Amendment No. 5 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 87157B 10 3	13G	Page 9 of 17 Pages

1.	Names of Reporting Persons Norman A. Fogelsong
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 1,615,525 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 1,615,525 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,615,525 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 4.0% (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This Amendment No. 5 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The shares are held by IVP XII. IVM XII serves as the sole general partner of IVP XII, and has voting and investment control over the respective shares owned by IVP XII, and may be deemed to own beneficially the shares held by IVP XII. IVM XII however owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XII and share voting and dispositive power over the shares held by IVP XII, and may be deemed to own beneficially the shares held by IVP XII, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XII, except to the extent of their respective pecuniary interests therein.
(3)	This percentage is calculated based upon 40,526,584 shares of the Common Stock outstanding as of October 29, 2013, as disclosed in the Issuer’s most recently filed 10-Q as filed with the Securities and Exchange Commission on November 5, 2013.

CUSIP No. 87157B 10 3	13G	Page 10 of 17 Pages

1.	Names of Reporting Persons Stephen J. Harrick
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 1,615,525 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 1,615,525 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,615,525 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 4.0% (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This Amendment No. 5 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The shares are held by IVP XII. IVM XII serves as the sole general partner of IVP XII, and has voting and investment control over the respective shares owned by IVP XII, and may be deemed to own beneficially the shares held by IVP XII. IVM XII however owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XII and share voting and dispositive power over the shares held by IVP XII, and may be deemed to own beneficially the shares held by IVP XII, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XII, except to the extent of their respective pecuniary interests therein.
(3)	This percentage is calculated based upon 40,526,584 shares of the Common Stock outstanding as of October 29, 2013, as disclosed in the Issuer’s most recently filed 10-Q as filed with the Securities and Exchange Commission on November 5, 2013.

CUSIP No. 87157B 10 3	13G	Page 11 of 17 Pages

1.	Names of Reporting Persons J. Sanford Miller
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 1,615,525 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 1,615,525 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,615,525 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 4.0% (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This Amendment No. 5 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The shares are held by IVP XII. IVM XII serves as the sole general partner of IVP XII, and has voting and investment control over the respective shares owned by IVP XII, and may be deemed to own beneficially the shares held by IVP XII. IVM XII however owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XII and share voting and dispositive power over the shares held by IVP XII, and may be deemed to own beneficially the shares held by IVP XII, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XII, except to the extent of their respective pecuniary interests therein.
(3)	This percentage is calculated based upon 40,526,584 shares of the Common Stock outstanding as of October 29, 2013, as disclosed in the Issuer’s most recently filed 10-Q as filed with the Securities and Exchange Commission on November 5, 2013.

CUSIP No. 87157B 10 3	13G	Page 12 of 17 Pages

1.	Names of Reporting Persons Dennis B. Phelps
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 1,615,525 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 1,615,525 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,615,525 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 4.0% (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This Amendment No. 5 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The shares are held by IVP XII. IVM XII serves as the sole general partner of IVP XII, and has voting and investment control over the respective shares owned by IVP XII, and may be deemed to own beneficially the shares held by IVP XII. IVM XII however owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XII and share voting and dispositive power over the shares held by IVP XII, and may be deemed to own beneficially the shares held by IVP XII, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XII, except to the extent of their respective pecuniary interests therein.
(3)	This percentage is calculated based upon 40,526,584 shares of the Common Stock outstanding as of October 29, 2013, as disclosed in the Issuer’s most recently filed 10-Q as filed with the Securities and Exchange Commission on November 5, 2013.

Item 1(a). Name of Issuer:

Synchronoss Technologies, Inc.

Item 1(b). Address of Issuer’s Principal Executive Offices:

750 Route 202 South, Suite 600

Bridgewater, New Jersey 08807

Item 2(a). Name of Person Filing:

Institutional Venture Partners XI, L.P. (“IVP XI”)

Institutional Venture Partners XI GmbH & Co. Beteiligungs KG (“IVP XI KG”)

Institutional Venture Management XI, LLC (“IVM XI”)

Institutional Venture Partners XII, L.P. (“IVP XII”)

Institutional Venture Management XII, LLC (“IVM XII”)

Todd C. Chaffee (“Chaffee”)

Reid W. Dennis (“Dennis”)

Norman A. Fogelsong (“Fogelsong”)

Stephen J. Harrick (“Harrick”)

J. Sanford Miller (“Miller”)

Dennis B. Phelps (“Phelps”)

Item 2(b). Address of Principal Business Office or, if none, Residence:

Institutional Venture Partners

3000 Sand Hill Road, Building 2, Suite 250

Menlo Park, California 94025

Item 2(c). Citizenship:

IVP XI	Delaware
IVP XI KG	Germany
IVM XI	Delaware
IVP XII	Delaware
IVM XII	Delaware
Chaffee	United States of America
Dennis	United States of America
Fogelsong	United States of America
Harrick	United States of America
Miller	United States of America
Phelps	United States of America

Item 2(d). Title of Class of Securities:

Common Stock

Item 2(e). CUSIP Number:

87157B 10 3

Item 3. Not applicable.

Page 13 of 17 Pages

Item 4. Ownership. The following information with respect to the ownership of the Common Stock by the Reporting Persons filing This Amendment No. 5 to the statement on Schedule 13G is provided as of December 31, 2013:

Reporting Persons	Shares Held Directly (1)	Sole Voting Power (1)	Shared Voting Power (1)	Sole Dispositive Power (1)	Shared Dispositive Power (1)	Beneficial Ownership (1)	Percentage of Class (1,3)
IVP XI	0	0	0	0	0	0	0.0%
IVP XI KG	0	0	0	0	0	0	0.0%
IVM XI	0	0	0	0	0	0	0.0%
IVP XII	1,615,525	0	1,615,525	0	1,615,525	1,615,525	4.0%
IVM XII (2)	0	0	1,615,525	0	1,615,525	1,615,525	4.0%
Chaffee (2)	0	0	1,615,525	0	1,615,525	1,615,525	4.0%
Dennis (2)	0	0	0	0	0	0	0.0%
Fogelsong (2)	0	0	1,615,525	0	1,615,525	1,615,525	4.0%
Harrick (2)	0	0	1,615,525	0	1,615,525	1,615,525	4.0%
Miller (2)	0	0	1,615,525	0	1,615,525	1,615,525	4.0%
Phelps (2)	0	0	1,615,525	0	1,615,525	1,615,525	4.0%

(1)	Represents the number of shares of Common Stock currently underlying all Securities held by the Reporting Persons.
(2)	IVM XII serves as the sole general partner of IVP XII, and has voting and investment control over the respective shares owned by IVP XII, and may be deemed to own beneficially the shares held by IVP XII. IVM XII however owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XII and share voting and dispositive power over the shares held by IVP XII, and may be deemed to own beneficially the shares held by IVP XII, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XII, except to the extent of their respective pecuniary interests therein.
(3)	This percentage is calculated based upon 40,526,584 shares of the Common Stock outstanding as of October 29, 2013, as disclosed in the Issuer’s most recently filed 10-Q as filed with the Securities and Exchange Commission on November 5, 2013.

Item 5. Ownership of 5 Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☒.

Item 6. Ownership of More than 5 Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8. Identification and Classification of Members of the Group

Not applicable.

Item 9. Notice of Dissolution of a Group

Not applicable.

Page 14 of 17 Pages

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 15 of 17 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2014

INSTITUTIONAL VENTURE PARTNERS XI, L.P.

By:	Institutional Venture Management XI, LLC
Its:	General Partner

By:	/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact

INSTITUTIONAL VENTURE PARTNERS XI GmbH & CO. BETEILIGUNGS KG

By:	Institutional Venture Management XI, LLC
Its:	Managing Limited Partner

By:	/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact

INSTITUTIONAL VENTURE MANAGEMENT XI, LLC

By:	/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact

INSTITUTIONAL VENTURE PARTNERS XII, L.P.

By:	Institutional Venture Management XII, LLC
Its:	General Partner

By:	/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact

INSTITUTIONAL VENTURE MANAGEMENT XII, LLC

By:	/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact

/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact for Todd C. Chaffee

/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact for Reid W. Dennis

/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact for Norman A. Fogelsong

/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact for Stephen J. Harrick

/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact for J. Sanford Miller

/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact for Dennis B. Phelps

Exhibit(s):

A: Joint Filing Statement

Page 16 of 17 Pages